Exhibit 10.20
DELUXE CORPORATION
2008 ANNUAL INCENTIVE PLAN
AGREEMENT FOR AWARDS PAYABLE IN RESTRICTED STOCK UNITS
     Pursuant to and in accordance with the Deluxe Corporation 2008 Annual Incentive Plan, you may elect to receive all or a portion of any annual incentive award payment for the 2009 plan year (if and when declared and awarded, which typically occurs in the following year) in Restricted Stock Units (“Units”). Each Unit will entitle you to acquire one share of the common stock, par value $1.00 (“Common Stock”), of Deluxe Corporation (the “Corporation”), when the restrictions applicable to each Unit expire or terminate (“lapse”) as provided below. Such election must be made not later than the last day prior to the beginning of the 2009 plan year and may not be revoked or changed after such date.
     The portion of your cash incentive award that you elect to apply to the acquisition of Units (“Base Amount”) will be increased by 50% (the Base Amount as so increased being referred to as the “Unit Acquisition Amount”). The number of Units issued to you will equal the Unit Acquisition Amount divided by the closing price of the Corporation’s Common Stock traded on the New York Stock Exchange on the date such Units are issued (i.e., the date the incentive award payment is approved by the Compensation Committee of the Board) as reported by The Wall Street Journal, Midwest Edition. Fractional Units will be rounded down to the nearest whole Unit and any amount not applied will be paid to you.
     You will receive dividend equivalent payments with respect to the Units until the restrictions applicable to the Units lapse. You cannot sell or transfer the Units. Certificates representing the Common Stock subject to the Units will not be issued until the restrictions lapse. The dividend equivalent payments will be paid at the same time that dividends are paid to shareholders of the Corporation.
     The restrictions will lapse and shares of Common Stock in exchange for the Units will be issued on the second anniversary of the date the Units are issued to you (“Expiration Date”) if you are then employed by the Corporation or any of its Affiliates (as hereinafter defined). You may elect to have a portion of the shares otherwise issuable to you withheld to satisfy applicable tax withholding requirements.
     Except as provided below, your rights in and to the Units shall terminate on the termination date of your employment by any company in a group of companies consisting of the Corporation and its Affiliates, which is not followed by your immediate re-employment by any other member of said group, for any reason if that termination occurs prior to the Expiration Date. If your employment is terminated prior to the Expiration Date by action of the Corporation or any Affiliate other than for Cause (as hereinafter defined), you will receive a payment from the Corporation equal to the Base Amount (less any applicable tax withholding), made as expeditiously as practicable, but not more than 90 days, following the date of termination. If you voluntarily resign prior to the Expiration Date, you will receive a payment from the Corporation equal to the lesser of (a) the Base Amount or (b) an amount equal to the number of Units attributable to the Base Amount as of the issue date multiplied by the closing price of the Corporation’s Common Stock on the effective date of your resignation, which payment (less any applicable tax withholding) will be made as expeditiously as practicable, but not more than 90 days, following the effective date of your resignation.
     In order to satisfy the requirements of Section 409A of the Internal Revenue Code and the IRS regulations thereunder (“Section 409A”), the following provisions will apply. If your employment is terminated prior to the Expiration Date, but the termination does not constitute a “separation from service” as defined in Section 409A, then you will have the right to receive the payment described in the preceding paragraph, but the payment will be deferred until the earliest of the date on which you incur a separation from service as defined in Section 409A, the Expiration Date, or the date on which a Change of Control of the Corporation (as hereinafter defined) occurs. This could occur if, for example, your employment is terminated but you are retained as a consultant or independent contractor to provide services to the Corporation or an Affiliate at a rate which is at least 50% of the rate at which you were providing services as an employee. It is also possible that you may incur a separation from service as defined in Section 409A even though your employment has not been terminated, for example if you become a part-time employee and are providing services at a rate that is less than 50% of the rate at which you provided services as a full-time employee. If this were to occur you would receive a payment as described in the preceding paragraph calculated as if your employment had been terminated by the Corporation without Cause. The provisions of this paragraph shall also apply to the issuance of shares to which you are entitled upon your Approved Retirement as provided in the next paragraph if your Approved Retirement does not constitute a separation from service.
     Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and the Units shall vest fully in and the shares of Common Stock represented thereby will be issued to you or your heirs, executors, administrators, estate or representatives, as applicable as expeditiously as practicable, but not more than 90 days, after your death, Disability or Approved Retirement (as such terms are hereinafter defined).
     Prior to the Expiration Date, all restrictions applicable to the Units shall lapse and the Units shall vest fully in and the shares of Common Stock represented thereby will be issued to you, subject to the limitations provided herein, if there shall occur a Change of Control of the Corporation. Such issuance shall be made as expeditiously as practicable, but not more than 90 days, following the Change of Control. If as a result of the Change of Control shares of Common Stock are converted into another form of property, such as stock of a company with which the Corporation is merged, or into the right to a cash payment, then in lieu of the shares of Common Stock you will receive the cash or other property that you would have received had you owned the shares of Common Stock immediately prior to the Change of Control.
     Notwithstanding any other provision of this Award Agreement, if you are a “specified employee” as defined in Section 409A at the time any amount becomes payable to you by reason of a separation from service as defined in Section 409A (including an Approved Retirement), such payment shall be deferred until the first business day that is more than six months following the date of such separation from service (or, if earlier, the date of your death). In general, “specified employees” are the 50 most highly compensated officers and policy-making personnel of the Corporation and its Affiliates.
     For the purposes hereof, the terms used herein shall have the following meanings:
     “Approved Retirement” shall mean any voluntary termination of employment on or after the date on which the sum of your age and years of employment with the Corporation and/or its Affiliates equals at least seventy-five (75) with the approval of the Compensation Committee of the Corporation’s Board of Directors, or any other termination of employment that the Compensation Committee of the Corporation’s Board of Directors should determine qualifies as an approved retirement.
     “Disability” shall mean that you are suffering from a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and that as a result of such impairment either:
(i)	you have received disability benefits for a period of not less than three months under a long or short-term disability plan or policy (or both), and are eligible for benefits under the long-term disability plan of the Corporation or any Affiliate of which you are employed at the time of such disability; or

(ii)	in the event that your employer does not have a long-term disability plan in effect at such time, you are unable to engage in any substantial gainful activity.
     “Cause” shall mean:
(i)	You have breached your obligations of confidentiality to the Corporation or any of its Affiliates;

(ii)	You have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of specific written notice thereof;

(iii)	You commit an act, or omit to take action, in bad faith which results in material detriment to the Corporation or any of its Affiliates;

(iv)	You have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

(v)	You have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with the Corporation or any of its Affiliates or its or their businesses;

(vi)	You have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of the Corporation or its Affiliates;

(vii)	Your use of narcotics, liquor or illicit drugs has had a detrimental effect on performance of employment responsibilities; or

(viii)	You are in default under any agreement between you and the Corporation or any of its Affiliates.
     A “Change of Control” shall be deemed to have occurred if a “change in control event” occurs with respect to the Corporation as defined in Section 409A.
     “Affiliate” shall mean a company controlled directly or indirectly by the Corporation, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.
     For all purposes of this Award Agreement “separation from service”, “specified employee”, and “change in control event” and shall have the meanings set forth in Treasury Regulations §1.409A-1(h), §1.409A-1(i), and §1.409A-3(i)(5), respectively, without regard to any of the optional provisions set forth in such regulations, except that:
(i)	for purposes of Treas. Reg. §1.409A-1(h)(1)(ii), an employee shall be considered to have incurred a separation from service on the date on which it is reasonably anticipated that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months); and

(ii)	for purposes of identifying specified employees the safe harbor definition of compensation contained in Treas. Reg. §1.415(c)-2(d)(4) (compensation required to be reported on Form W-2 plus elective deferrals) shall be used, and compensation paid to a nonresident alien that is not effectively connected with the conduct of a trade or business within the United States shall be excluded.
     This Award Agreement and the award of Units and the issuance of shares of Common Stock hereunder are subject to and governed by the provisions of the Corporation’s 2008 Annual Incentive Plan and 2008 Stock Incentive Plan. In the event there are any inconsistencies between this Award Agreement or those plans, the provisions of the applicable plan shall govern, as it may be amended or interpreted at the Company’s discretion, to meet any applicable requirements of Section 409A. To the maximum extent permitted by law, this Award Agreement shall be construed in a manner that complies with Section 409A.